Exhibit 10.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268 1000

November 6, 2017

Mr. John D. Johns

Executive Chairman

Protective Life Corporation

2801 Highway 280 South

Birmingham, AL 35223

Re: Service on and after July 1, 2017

Dear Johnny:

Since July 1, 2017, you have served as Executive Chairman of Protective Life Corporation (the “Company”). This letter of agreement will confirm your duties, commitments and compensation applicable with respect to that role.

1. Duties and Responsibilities as Executive Chairman. During the period you are serving as Executive Chairman, you will continue to be an officer and employee of the Company, and your duties and responsibilities in that role will be as follows: (i) oversight of the Company’s government affairs activities, (ii) counsel with respect to strategic initiatives, (iii) oversight and advice on the Company’s innovation initiatives, (iv) coordination and scheduling of corporate airplane use, (v) chairing and oversight of the activities of the Protective Life Foundation and (vi) continued active involvement as the Company’s representative to the Board of Directors of the American Council of Life Insurers. Additionally, the Company’s CEO will report to you and interface through you to the Board, provided that this reporting arrangement is not intended to diminish or impair in any way the Company’s CEO’s authority over, or ultimate responsibility for, the management, operations and financial results of the Company or ability to communicate with members of the Company’s Board.

2. Compensation as Executive Chairman. Your compensation as Executive Chairman shall be as follows:

(a)           There will be no change in your current compensation arrangements (as CEO and now as Executive Chairman) through December 31, 2017, including perquisites, benefits and aircraft usage.

(b)           On and after January 1, 2018, as long as you serve as Executive Chairman, unless otherwise agreed, your annual compensation will be $1.2 million payable semi-monthly consistent with the Company’s normal payroll policy. During this period, you will continue to be an employee and officer of the Company, with the same perquisites and benefits (including aircraft usage) as are currently in effect, but you will not be entitled to be granted any new or additional annual incentive bonuses or long-term incentive grants. During this period, you will be expected to devote between 20% and 50% of your time to your duties and responsibilities as Executive Chairman. This compensation arrangement has been reviewed by Towers Watson, the Company’s compensation consultant, and approved by the Company’s Compensation Committee and Board of Directors.

3. Paid Time Off. For purposes of tracking your paid time off (“PTO”), during your time of service as Executive Chairman of the Company, the Company will not expect or need for you to record or track your paid time off. You will be expected to be available as needed to perform your duties as Executive Chairman as described in this letter of confirmation. Once you retire, you will not be eligible to be paid for any carry-over of your unused PTO time nor for any PTO time accrued within that year.

4. Restrictive Covenant Agreement. As a condition of your service with the Company, you shall have executed and delivered to the Company the Confidentiality and Non-Competition Agreement, attached hereto as Exhibit A (the “Restrictive Covenant Agreement”).  The parties hereto acknowledge and agree that this letter and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this letter for any reason.

5. Termination. It is understood and agreed that your service as Executive Chairman of the Company shall terminate upon the earlier of: (i) your voluntarily resignation as Executive Chairman of the Company; provided that you shall provide 90 days’ prior written notice to the Company; (ii) your resignation as Executive Chairman of the Company upon the request of the Company; provided that the Company, will provide 90 days’ prior written notice to you of its request for your resignation, other than if such termination is for Cause (as defined below); (iii) your death or permanent disability; or (iv) your termination by the Company for Cause.  Effective upon the date of such resignation or termination, as applicable, no further compensation will be paid or payable for the position from which you have separated other than those obligations accrued hereunder at such date, and the Company shall pay to you (or your beneficiary or estate) (i) any accrued but unpaid compensation under Section 2 hereof through such date (the “Earned Compensation”), (ii) any vested amounts or benefits owing to you under the Company’s otherwise applicable compensation programs or employee benefit plans and programs, including any compensation previously deferred by you (together with any accrued earnings thereon) and not yet paid by the Company (the “Accrued Obligations”) and (iii) any other amounts or benefits payable due to your retirement, termination, death or disability under the Company’s plans, policies, programs or arrangements (the “Additional Benefits”).  Any Earned Compensation shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 business days (or at such earlier date required by law), following the date of termination or resignation. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, policy, program or arrangement.

Any amounts that have accrued to you under the Company’s Employment Agreement with you dated June 3, 2014 (the “Prior Agreement”) but that remain unpaid as of the date you sign this letter of agreement, including without limitation any accrued but unpaid portion of the Base Salary and the Annual Bonus with respect to 2017 performance (as such capitalized terms are defined in the Prior Agreement), shall be paid to you no later than March 15, 2018.  Any current or future amounts payable under the LTI Plan (as such term is defined in the Prior Agreement) shall be paid in accordance with the LTI Plan and the terms of the Prior Agreement.

For purposes of this letter, “Cause” shall mean (i) your act(s) of gross negligence or willful misconduct in the course of your service hereunder, (ii) willful failure or refusal by you to perform in any material respect your duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by you of any assets or business opportunities of the Company or any of its affiliates, (iv) embezzlement or fraud committed (or attempted) by you, at your direction, or with your prior actual knowledge, (v) your conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or any of its affiliates or otherwise result in material injury to the reputation or business of the Company or any of its affiliates, (vi) any material violation by you of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) your material breach of this letter or breach of the Restrictive Covenant Agreement.

6. Taxes. The Company may withhold from any payments made under this letter all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

7. Delay of Payments. Any provision of this letter of agreement to the contrary notwithstanding and subject to Section 409A of the Internal Revenue Code, as amended, including any regulations promulgated thereunder (“Section 409A”), if you are a Specified Employee (as defined for purposes of Section 409A), any payments due under this letter to you that are treated as deferred compensation for purposes of Section 409A and that are payable on account of a termination of your service under this letter or otherwise shall be made on the later to occur of the time otherwise specified in Section 5 of this letter and the first business day after the date that is six months after the date of your termination or resignation (or, if earlier, within 15 business days after the date of your death).

8. Governing Law. This agreement will be governed by the laws of the state of Delaware, without reference to the principles of conflicts of law.

9. Entire Agreement. This letter, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding your service as Executive Chairman with the Company and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the services as Executive Chairman of the Company, including the Prior Agreement, which shall terminate and be of no further force or effect as of the date on which you sign this letter of agreement, except that Sections 4(b), 4(e), 6(f), 6(g), 7, 8, 10, 11, and paragraphs (a) through (j) and (l) through (v) of Section 12 of the Prior Agreement shall survive such termination and continue in full force and effect in accordance with their terms.

If you agree that this letter properly reflects the terms and conditions of your anticipated services as Executive Chairman of the Company, please sign both copies of this letter where indicated below, returning one copy and keeping the other for your records.

Protective Life Corporation

/s/ Richard J. Bielen
Richard J. Bielen
President and Chief Executive Officer

Confirmed:

/s/ John D. Johns
John D. Johns
Date: November 28, 2017